INVESTORS	MEDIA
John Standley	Karen Rugen
(717) 214-8857	(717) 730-7766
Kevin Twomey
(717) 731-6540
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID CALLS FOR FULL REDEMPTION OF ALL OUTSTANDING
11¼ PERCENT SENIOR NOTES DUE 2008

CAMP HILL, PA, June 7, 2005 - Rite Aid Corporation (NYSE, PCX: RAD) today announced that it has called for redemption of all of its outstanding $150,000,000 aggregate principal amount of 11¼ percent Senior Notes due 2008 (CUSIP No. 767754AW4) (the "Notes"). The Notes will be redeemed at a redemption price of 105.625% of the principal amount thereof plus accrued interest up to, but excluding, the redemption date of July 15, 2005 (the "Redemption Date"). All interest on the Notes called for redemption will cease to accrue on and after the Redemption Date.

The redemption of the Notes will be made under the terms of the Indenture, dated as of June 27, 2001 (the "Indenture") between Rite Aid and BNY Midwest Trust Company, as trustee, which permits Rite Aid to redeem the Notes prior to maturity. A Notice of Redemption has been mailed with respect to the Notes to all registered holders of the Notes. Copies of the Notice of Redemption and additional information relating to the procedures for redemption will be available from BNY Midwest Trust Company, c/o The Bank of New York, P.O. Box 396, East Syracuse, NY 13057, Attn: Bond Redemption Unit.

Payment of the redemption price on the Notes called for redemption will be paid only upon presentation and surrender thereof by Noteholders in accordance with the procedures indicated in the Notice of Redemption.

Rite Aid intends to redeem the Notes using funds from its accounts receivable securitization facility and senior secured revolving credit facility and available cash. Rite Aid said it would incur a pre-tax charge of $9.1 million in the second quarter of fiscal 2006 to redeem the Notes. With the redemption, Rite Aid expects to save approximately $27 million in interest expense before taxes over the next three years based on current LIBOR rates.

BNY Midwest Trust Company is the trustee, registrar and paying agent for the Notes.

Rite Aid Corporation Press Release – page 2

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of $16.8 billion and approximately 3,400 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the outcomes of pending lawsuits and governmental investigations, competitive pricing pressures, continued consolidation of the drugstore industry, the efforts of third-party payors to reduce prescription drug reimbursements and encourage mail order, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital and our relationship with our suppliers. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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